EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 1 to Registration Statement No. 333-151458 of our report dated March 28, 2008 (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the adoption of Financial Accounting Standards Board Statement No. 123 (revised 2004) Share-Based Payment, effective on January 1, 2006) relating to the consolidated financial statements of NextG Networks, Inc. appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the headings “Experts” in such Prospectus.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
August 6, 2008